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                                                                    EXHIBIT 23.7



                             Fuller, Tubb & Pomeroy
                                Attorneys at Law
                           800 Bank of Oklahoma Plaza
                           201 Robery S. Kerr Avenue
                            Oklahoma City, OK  73102





                               December 24, 1996


T.E. King, President
Dransfield China Paper Corporation
49 Strawberry Lane, Suite 200
Palos Verdes Peninsula, CA  90274


Dear Mr. King:

         The undersigned is named in the Form S-1 Registration Statements of Dransfield China Paper Corporation ("the Company"), a British Virgin Islands corporation, which registration statement is to be filed with the Securities and Exchange Commission in connection with a proposed merger with Dransfield Paper Holdings Limited, a British Virgin Islands corporation, and a distribution by SuperCorp Inc., an Oklahoma corporation, of certain of the shares of Common Stock of the Company to the shareholders of SuperCorp Inc. The capacity in which the undersigned is named in such S-1 Registration Statement is that of counsel to the Company and as a person who has given an opinion on tax and other legal matters concerning the registration or offering of the securities described therein.

         The undersigned hereby consents to being named in such S-1 Registration Statement in the capacity therein described.

                                 Sincerely,


                                 /s/ Thomas J. Kenan

                                 Thomas J. Kenan

TJK:jw